AGREEMENT FOR PAYMENT
                          OF TAX OBLIGATIONS

1. Effective Date:				October 9, 1998.

2. Parties:					Tollycraft Yacht Corp. Inc., a
Nevada Corporation, hereinafter
Referred to as TOLLY; and
						GRUPO CLIMA, S.A. DE C.V.
						a Mexican corporation, hereinafter
						referred to as GC.


3. Recitals:

A. TOLLY is a Nevada corporation, in good standing, with all fees and licenses paid for.
B. GC is a Mexican corporation, in good standing, with all fees and licenses paid for.
C. TOLLY was formerly a Washington corporation, with its principal   place of
business located in Kelso, Cowlitz County, Washington.
D. TOLLY is a manufacturer of yachts, and while manufacturing yachts at its former principal place of business in Kelso, Cowlitz County, Washington, incurred debt in the form of unpaid employee withholding taxes, workers compensation premiums, personal property taxes and other associated tax obligations that are now due and payable to the U.S. Government, the State of Washington and Cowlitz County, Washington.
E. Both the U.S. Government and the State of Washington have commenced enforcement action against TOLLY and its officers and directors in an effort to collect the outstanding tax obligations from the assets of TOLLY or from the assets of TOLLY's officers and directors as allowed by their respective statutes, rules and regulations.
F. TOLLY has undertaken a restructuring plan by which it has converted its outstanding trade debt to preferred stock of the company, however, due to the nature of the tax obligations, TOLLY cannot convert the presently due tax obligations to preferred stock as it has done with substantially all of its outstanding trade debt obligations.
G. GC has agreed to negotiate with and purchase the claims of all of the taxing authorities as part of TOLLY's restructuring in exchange for the
compensation set fourth below, and TOLLY and GC	desire to set forth their
respective duties and responsibilities herein.

NOW, THEREFORE in consideration of the mutual covenants and promises of the parties hereto, the parties agree as follows:

1. The Recitals set forth above are incorporated herein by this reference.

2. TOLLY shall transfer to GC three million (3,000,000) shares of 144 common stock TOLLY to be liquidated by GC to satisfy the claims of any and all Federal, State, County and/or Municipal taxing authority that has a claim against TOLLY and/or any of TOLLY's officers or directors for and such tax incurred by TOLLY, including any tax obligations assumed by TOLLY from any of its predecessors in interest.

3. GC acknowledges that the 144 stock transferred to GC by SEC regulation, bears a restriction preventing the stock from being traded during a one year period after the date is issued to GC hereinafter "the RESTRICTED PERIOD".

4. During the RESTRICTED PERIOD, GC shall negotiate with each and every taxing authority for the payment of its claim from the liquidation of the 144 stock and shall obtain, as part of the settlement of the taxing authority's claim, a full release of liability for TOLLY and any and all of TOLLY's past or present officers and/or directors who may have been assessed with personal liability for any such claim.

5. GC shall not enter into any payment agreement with any taxing authority without first obtaining the approval of the Board of Directors of TOLLY and approval shall not be unreasonably withheld.

6. Once GC has procured agreements for payments of the taxes and for releases for TOLLY and any and all officers and/or directors who may be individually liable for any such tax from the taxing authorities, and the RESTRICTED PERIOD has lapsed, GC may begin to liquidate the common stock to pay the claims of the taxing authorities.

7. GC shall provide TOLLY with a full accounting of the liquidation of the 144 stock, the payments made to each taxing authority and the balance remaining to be paid on each claim on a quarterly basis, or more often as requested by TOLLY.

8. To the extent that GC is able to negotiate discounts with the taxing authorities and it is not necessary to liquidate the full number of shares to fully satisfy the claims of the taxing authorities and obtain complete releases for TOLLY and any and all of its current and past officers and/or directors who may have individual liability for such tax, GC shall be entitled to retain the balance of the stock as compensation for its efforts.

9. This Agreeement shall be governed by the laws of the State of Washington and any action to enforce the terms of this Agreement shall be brought in the Superior Court of Clark County, Washington. The prevailing party (ies) in any such litigation shall be entitled to a reasonable sum for its attorneys fees as determined by the court in such litigation, together with the costs of suit. In the event that any party incurs any expenses in enforcing any of the provisions of this Agreement, whether in or out of court, the other party agrees to pay such expenses including a reasonable attorneys fee.

10. This Agreement shall be binding upon and shall Inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. GC cannot assign its rights or responsibilities under this agreement without the approval of TOLLY, which approval may be withheld by TOLLY for any reason or for no reason at all.

11. This Agreement shall constitute the entire agreement among the parties to this Agreement with respect to the subject matter set forth above, and supersedes all prior agreements or understandings, written or oral, of all of the parties. Any modifications or alteration of this agreement shall be in writing and shall not be enforceable unless and until it executed by both parties to this Agreement. Failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way affect the validity of this Agreement or any party thereto or any right of any party thereafter to enforce each and every provision of this Agreement. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

IN WITNESS WHEREOF, the parties executed this Agreement at Tijuana, B.C. Mexico on the date set forth above.


TOLLYCRAFT YACHT CORP., INC.        GRUPO CLIMA, S.A. DE C.V.


By:                                 By: Jos, de Jesos Esparza Pe a
Its:                                Its: Legal Representative.